EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement on Form S-8 (Registration No. 333-144577) of Pure Biofuels Corp. of our report dated April 8, 2008, with respect to the consolidated financial statements of Pure Biofuels Corp. as of December 31, 2007 and for the year then ended and for the period from May 10, 2006 (inception) to December 31, 2007, which report appears in the December 31, 2007 annual report on Form 10-K of Pure Biofuels Corp.

/s/ MOORE STEPHENS WURTH FRAZER AND TORBET, LLP

Walnut, CA
April 14, 2008